UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 24, 2008

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington D.C.		20036
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (202) 872-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02  Unregistered Sales of Equity Securities.

On December 24, 2008, Farmer Mac sold 9,200 shares of its newly issued Series C non-voting cumulative preferred stock (“Series C”) to National Rural Utilities Cooperative Finance Corporation (“National Rural”).  Series C has a par value of $1,000 per share, an initial liquidation preference of $1,000 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or similar transactions) and shall consist of up to 75,000 shares.  Farmer Mac sold the 9,200 shares of Series C to National Rural without registration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 3(a)(2) for an aggregate purchase price of $9.2 million, or $1,000 per share.  The 9,200 shares sold to National Rural are the only shares of Series C outstanding as of the date of this report.

The Series C certificate of designation provides holders of Series C with the following rights:

Seniority.  With respect to dividends and distributions upon a liquidation, dissolution or winding up of Farmer Mac, Series C ranks senior to Farmer Mac’s outstanding Class A voting common stock, Class B voting common stock, Class C non-voting common stock and any other common stock of Farmer Mac issued in the future.  Series C ranks junior to Farmer Mac’s outstanding Series B-1 senior cumulative perpetual preferred stock (“Series B-1”), Series B-2 senior cumulative perpetual preferred stock and Series B-3 senior cumulative perpetual preferred stock.

Dividends.  Dividends on Series C will compound quarterly at an annual rate of 5% of the then-applicable Liquidation Preference (as defined below) per share.  The annual rate will increase to (i) 7% from and after the period beginning on the January 1st following the fifth anniversary of the applicable issue date (January 1, 2014 in the case of the 9,200 shares of Series C sold to National Rural) and (ii) 9% from and after the period beginning on the January 1st following the tenth anniversary of the applicable issue date.  Dividends on Series C will accrue and cumulate from the applicable issue date whether or not declared by Farmer Mac’s Board of Directors (the “Board”) and will be payable quarterly in arrears out of legally available funds when and as declared by the Board on each dividend payment date—March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2009 in the case of the 9,200 shares of Series C sold to National Rural.  Farmer Mac may pay dividends on Series C without paying dividends on any outstanding class or series of stock that ranks junior to Series C.

Redemption.  Farmer Mac has the right, but not the obligation, to redeem some or all of the issued and outstanding shares of Series C at a price equal to the then-applicable Liquidation Preference beginning on the first anniversary of the applicable issue date (December 24, 2009 in the case of the 9,200 shares of Series C sold to National Rural) and on each subsequent dividend payment date.  Farmer Mac’s redemption right with respect to Series C is subject to receipt of the prior written approval of the Farm Credit Administration, if required, and the consent of at least two-thirds of the then-outstanding shares of Series B-1, if any.  The redemption price for any shares of Series C redeemed by Farmer Mac will be payable in cash equal to the original issue price of Series C ($1,000 per share), subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or similar transactions, plus all accrued but unpaid dividends (the “Liquidation Preference”).

Voting Rights.  Except as required by applicable law, the holders of Series C are not entitled to any voting rights.

In conjunction with the issuance and sale of the 9,200 shares of Series C to National Rural, Farmer Mac guaranteed, and Farmer Mac Mortgage Securities Corporation (Farmer Mac’s wholly-owned subsidiary) purchased, an aggregate of $230 million of fixed-rate notes representing general obligations of National Rural and secured by eligible rural utilities loans in an amount at least equal to the total principal amount of notes outstanding.  The $230 million of notes were the first advances under a $500 million borrowing facility with National Rural described in more detail in Farmer Mac’s Current Report on Form 8-K filed on December 19, 2008.  In connection with each advance made under the facility, National Rural is required to purchase shares of Series C in an amount sufficient to maintain a balance at all times that is at least equal to 4% of the principal amount of the notes outstanding under the facility.  This feature is part of a program Farmer Mac has developed under which a participant utilizing Farmer Mac for guarantee and purchase transactions involving portfolios of qualified loans will be required to purchase an equity interest in Farmer Mac in the form of shares of Series C, thereby enabling Farmer Mac to raise additional capital to support its mission of providing liquidity and lending capacity to agricultural and rural utilities lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

Date:	December 30, 2008	/s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Vice President – General Counsel